EXHIBIT 99.1

INDEX TO FINANCIAL STATEMENTS

ADVANCE AUTO PARTS, INC.

Page

Audited Consolidated Financial Statements of Advance Auto Parts, Inc. and Subsidiaries for the forty weeks ended October 5, 2002 and October 6, 2001 (unaudited) and the three years ended December 29, 2001, December 30, 2000 and January 1, 2000:

Independent Auditors’ Report	F-2
Report of Independent Public Accountants	F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Changes in Stockholders’ Equity	F-7
Consolidated Statements of Cash Flows	F-8
Notes to the Consolidated Financial Statements	F-10

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Advance Auto Parts, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Advance Auto Parts, Inc. and subsidiaries as of October 5, 2002, and the related statement of operations, stockholders’ equity, and cash flows for the forty week period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advance Auto Parts, Inc. and subsidiaries as of October 5, 2002, and the results of their operations and their cash flows for the forty week period then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
November 15, 2002

THE FOLLOWING IS A COPY OF A REPORT PREVIOUSLY ISSUED BY
ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

Report of Independent Public Accountants

To the Board of Directors and Stockholders of
Advance Auto Parts, Inc.:

We have audited the accompanying consolidated balance sheets of Advance Auto Parts, Inc. (a Delaware company) and subsidiaries (the Company), as of December 29, 2001, and December 30, 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 29, 2001. These financial statements and the schedules referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Auto Parts, Inc. and subsidiaries as of December 29, 2001, and December 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective December 31, 2000, the Company changed its method of accounting for certain cooperative advertising funds.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to financial statements and schedules are presented for purposes of complying with the Securities and Exchange Commission’s rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Greensboro, North Carolina,
    March 5, 2002.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
October 5, 2002 and December 29, 2001
(in thousands, except per share data)

ASSETS	October 5, 2002	December 29, 2001
Current assets:
Cash and cash equivalents	$56,843	$18,117
Receivables, net	131,957	93,704
Inventories, net	1,078,388	982,000
Other current assets	32,065	42,027

Total current assets	1,299,253	1,135,848
Property and equipment, net	718,352	711,282
Assets held for sale	38,569	60,512
Other assets, net	27,029	42,973

	$2,083,203	$1,950,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank overdrafts	$—	$34,748
Current portion of long-term debt	11,542	23,715
Accounts payable	554,609	429,041
Accrued expenses	223,682	176,218
Other current liabilities	35,276	30,027

Total current liabilities	825,109	693,749

Long-term debt	761,226	932,022

Other long-term liabilities	40,677	36,273

Commitments and contingencies
Stockholders’ equity:
Preferred stock, nonvoting, $0.0001 par value, 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, voting, $0.0001 par value, 100,000 shares authorized; 35,686 and 32,692 issued and outstanding	4	3
Additional paid-in capital	607,189	496,538
Stockholder subscription receivables	(1,819)	(2,676)
Other comprehensive income (loss)	(289)	—
Accumulated deficit	(148,894)	(205,294)

Total stockholders’ equity	456,191	288,571

	$2,083,203	$1,950,615

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years  ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net sales	$2,585,466	$1,935,630	$2,517,639	$2,288,022	$2,206,945
Cost of sales, including purchasing and warehousing costs	1,450,282	1,110,218	1,441,613	1,392,127	1,404,113
Expenses associated with supply chain initiatives	—	—	9,099	—	—

Gross profit	1,135,184	825,412	1,066,927	895,895	802,832
Selling, general and administrative expenses	940,593	721,549	947,531	801,521	740,481
Expenses associated with supply chain initiatives	—	—	1,394	—	—
Impairment of assets held for sale	—	1,600	12,300	856	—
Expenses associated with merger and integration	25,917	—	1,135	—	41,034
Expenses associated with merger related restructuring	525	—	3,719	—	—
Non-cash and other compensation expense	—	2,862	11,735	729	1,082

Operating income	168,149	99,401	89,113	92,789	20,235

Other, net:
Interest expense	(62,734)	(45,195)	(61,895)	(66,640)	(62,792)
Other income, net	949	879	1,283	1,012	4,647

Total other, net	(61,785)	(44,316)	(60,612)	(65,628)	(58,145)

Income (loss) before provision (benefit) for income taxes, extraordinary items, and cumulative effect of a change in accounting principle	106,364	55,085	28,501	27,161	(37,910)
Provision (benefit) for income taxes	41,270	21,856	11,312	10,535	(12,584)

Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	65,094	33,229	17,189	16,626	(25,326)
Extraordinary items, (loss) gain on debt extinguishment, net of $5,512, $ 2,424 and ($ 1,759) income taxes, respectively	(8,694)	—	(3,682)	2,933	—
Cumulative effect of a change in accounting principle, net of $ 1,360 income taxes	—	—	(2,065)	—	—

Net income (loss)	$56,400	$33,229	$11,442	$19,559	$(25,326)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Operations – (Continued)
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years
Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net income (loss) per basic share from:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$1.87	$1.17	$0.60	$0.59	$(0.90)
Extraordinary items, (loss) gain on debt extinguishment	(0.25)	—	(0.13)	0.10	—
Cumulative effect of change in accounting principle	—	—	(0.07)	—	—

	$1.62	$1.17	$0.40	$0.69	$(0.90)

Net income (loss) per diluted share from:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$1.81	$1.16	$0.59	$0.58	$(0.90)
Extraordinary items, (loss) gain on debt extinguishment	(0.24)	—	(0.13)	0.10	—
Cumulative effect of change in accounting principle	—	—	(0.07)	—	—

	$1.57	$1.16	$0.39	$0.68	$(0.90)

Average common shares outstanding	34,851	28,295	28,637	28,296	28,269
Dilutive effect of stock options	1,163	347	521	315	—

Average common shares outstanding – assuming dilution	36,014	28,642	29,158	28,611	28,269

Pro forma effect of change in accounting principle:
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle			$17,189	$16,391	$(25,776)

Per basic share			$0.60	$0.58	$(0.91)
Per diluted share			$0.59	$0.57	$(0.91)
Net income (loss)			$13,507	$19,324	$(25,776)

Per basic share			$0.47	$0.68	$(0.91)
Per diluted share			$0.46	$0.68	$(0.91)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity For the Forty Weeks Ended October 5, 2002 and the Fiscal Years Ended  December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Stockholder Subscription Receivable	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 2, 1999	—	$—	28,262	$3	$371,580	$(2,526)	$—	$(209,966)	$159,091
Net loss	—	—	—	—	—	—	—	(25,326)	(25,326)
Non-cash stock option compensation expense	—	—	—	—	1,082	—	—	—	1,082
Other	—	—	(118)	—	(908)	518	—	(503)	(893)

Balance, January 1, 2000	—	—	28,144	3	371,754	(2,008)	—	(235,795)	133,954
Net income	—	—	—	—	—	—	—	19,559	19,559
Non-cash stock option compensation expense	—	—	—	—	729	—	—	—	729
Other	—	—	145	—	2,726	(356)	—	(341)	2,029

Balance, December 30, 2000	—	—	28,289	3	375,209	(2,364)	—	(216,577)	156,271
Net income	—	—	—	—	—	—	—	11,442	11,442
Discount acquisition	—	—	4,310	—	107,129	—	—	—	107,129
Non-cash stock option compensation expense	—	—	—	—	11,735	—	—	—	11,735
Other	—	—	93	—	2,465	(312)	—	(159)	1,994

Balance, December 29, 2001	—	—	32,692	3	496,538	(2,676)	—	(205,294)	288,571
Net income	—	—	—	—	—	—	—	56,400	56,400
Issuance of common stock, net of $1,369 in related expenses	—	—	2,250	1	88,653	—	—	—	88,654
Issuance of shares upon the exercise of stock options	—	—	730	—	16,321	—	—	—	16,321
Tax benefit related to exercise of stock options	—	—	—	—	5,010	—	—	—	5,010
Stock issued under employee stock purchase plan	—	—	14	—	667	—	—	—	667
Other	—	—	—	—	—	857	(289)	—	568

Balance, October 5, 2002	—	$—	35,686	$4	$607,189	$(1,819)	$(289)	$(148,894)	$456,191

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries Consolidated Statements of Cash Flows
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years  Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$56,400	$33,229	$11,442	$19,559	$(25,326)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	71,455	53,629	71,231	66,826	58,147
Amortization of stock option compensation	—	2,862	11,735	729	1,082
Amortization of deferred debt issuance costs	2,869	2,452	3,121	3,276	3,478
Amortization of bond discount	10,134	8,417	11,468	9,853	8,700
Amortization of interest on capital lease obligation	—	—	—	42	201
Compensation for stock issued under the employee stock purchase plan	667	—	—	—	—
Gain (loss) on disposal of property and equipment, net	(891)	1,336	2,027	885	119
Impairment of assets held for sale	—	1,600	12,300	856	—
Provision (benefit) for deferred income taxes	41,052	12,842	(3,023)	683	(12,650)
Tax benefit related to exercise of stock options	5,010	—	—	—	—
Extraordinary loss (gain) on extinguishment of debt, net of tax	8,694	—	3,682	(2,933)	—
Cumulative effect of a change in accounting principle, net of tax	—	—	2,065	—	—
Net (increase) decrease in:
Receivables, net	(35,310)	(986)	3,073	19,676	(8,128)
Inventories, net	(110,030)	(625)	13,101	(39,467)	(23,090)
Other assets	(16,178)	(10,702)	172	14,921	(4,817)
Net increase (decrease) in:
Accounts payable	126,960	15,816	(17,663)	46,664	(5,721)
Accrued expenses	53,452	16,834	(5,106)	(29,540)	(21,958)
Other liabilities	4,596	(10,410)	(16,089)	(8,079)	8,987

Net cash provided by (used in) operating activities	218,880	126,294	103,536	103,951	(20,976)

Cash flows from investing activities:
Purchases of property and equipment	(68,524)	(49,550)	(63,695)	(70,566)	(105,017)
Acquisition, net of cash acquired	(3,411)	(21,472)	(389,953)	—	(13,028)
Proceeds from sales of property and equipment	19,989	2,317	2,640	5,626	3,130
Other	—	—	—	—	1,091

Net cash used in investing activities	(51,946)	(68,705)	(451,008)	(64,940)	(113,824)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(34,748)	(3,053)	5,679	1,884	(8,688)
(Repayments) borrowings of notes payable	—	(784)	(784)	784	—
Early extinguishment of debt	(433,103)	—	(270,299)	(24,990)	—
Borrowings under credit facilities	286,700	171,400	697,500	278,100	465,000
Payments on credit facilities	(46,700)	(233,601)	(254,701)	(306,100)	(339,500)
Proceeds from issuance of subordinated notes	—	—	185,604	—	—
Payment of debt related costs	(8,982)	—	(17,984)	—	(972)
Proceeds from (repurchases of) stock transactions under subscription plan	857	(502)	(550)	1,602	423
Proceeds from issuance of common stock, net of related expenses	88,677	—	—	—	—
Proceeds from exercise of stock options	16,321	—	2,381	—	—
Increase in borrowings secured by trade receivables	2,770	2,860	734	5,141	4,999

Net cash (used in) provided by financing activities	(128,208)	(63,680)	347,580	(43,579)	121,262

Net increase (decrease) in cash and cash equivalents	38,726	(6,091)	108	(4,568)	(13,538)
Cash and cash equivalents, beginning of period	18,117	18,009	18,009	22,577	36,115

Cash and cash equivalents, end of period	$56,843	$11,918	$18,117	$18,009	$22,577

The accompanying notes to consolidated financial statements are an integral part of these statements.

Advance Auto Parts, Inc. and Subsidiaries Consolidated Statements of Cash Flows – (Continued)
For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and the Fiscal Years  Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands)

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Supplemental cash flow information:
Interest paid	$37,810	$27,872	$41,480	$51,831	$46,264
Income tax payments (refunds), net	285	4,600	(15,452)	6,175	(3,792)
Non-cash transactions:
Accrued purchases of property and equipment	10,147	8,527	10,725	9,299	543
Note receivable upon disposal of property and equipment	1,000	—	—	—	—
Other comprehensive income (loss)	(289)	—	—	—	—
Equity transactions under the stockholder subscription and employee stock option plans	—	426	411	1,281	1,660
Issuance of common stock and stock options – Discount acquisition	—	—	107,129	—	—
Accrued debt issuance costs	—	—	2,156	—	—
Conversion of capital lease obligation	—	—	—	3,509	—
Obligations under capital lease	—	—	—	—	3,266

The accompanying notes to consolidated financial statements are an integral part of these statements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

1.    Organization and Description of Business:

Advance Auto Parts, Inc. (“Advance”) conducts all of its operations through its wholly owned subsidiary, Advance Stores Company, Incorporated and its subsidiaries (“Stores”). Advance and Stores (collectively, the “Company”) maintain a Retail and Wholesale segment within the United States, Puerto Rico and the Virgin Islands. The Retail segment operates 2,393 retail stores, which includes 1,936 stores operating under the “Advance Auto Parts” trade name, in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States and the District of Columbia and 419 stores operating under the “Discount Auto Parts” trade name primarily in the state of Florida. These stores offer automotive replacement parts, accessories and maintenance items, with no significant concentration in any specific area. Additionally, the Retail segment operates 38 stores under the “Western Auto” trade name, primarily located in Puerto Rico and the Virgin Islands, which offer certain home and garden merchandise in addition to automotive parts, accessories and service. The Wholesale segment consists of the wholesale operations, including distribution services to approximately 430 independent dealers located throughout the United States, primarily operating under the “Western Auto” trade name.

2.    Summary of Significant Accounting Policies:

Accounting Period

The Company’s fiscal year ends on the Saturday nearest the end of December.

The results of operations for the forty week periods are not necessarily indicative of the operating results to be expected for the full fiscal year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Bank Overdrafts

Cash and cash equivalents consist of cash in banks and money market funds. Bank overdrafts include net outstanding checks not yet presented to a bank for settlement.

Vendor Incentives and Change in Accounting Method

The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates and other miscellaneous agreements. Many of the incentives are under long-term agreements (terms in

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

excess of one year), while others are negotiated on an annual basis. Certain vendors require the Company to use cooperative advertising allowances exclusively for advertising. These restricted cooperative advertising allowances are recognized as a reduction to selling, general and administrative expenses as advertising expenditures are incurred. Unrestricted cooperative advertising revenue, rebates and other miscellaneous incentives are earned based on purchases and/or the sale of product. The Company records unrestricted cooperative advertising and rebates earned as a reduction of inventory and recognizes the incentives as a reduction to cost of sales as the inventory is sold. The Company recognizes other incentives earned related to long-term agreements as a reduction of cost of sales over the life of the agreement based on the timing of purchases. These incentives are not recorded as reductions to inventory. The amounts earned under long-term arrangements not recorded as a reduction of inventory are based on estimates of total purchases that will be made over the life of the contracts and the amount of incentives that will be earned. The incentives are generally recognized based on the cumulative purchases as a percentage of the total estimated purchases over the life of the contract. The Company’s margins could be impacted positively or negatively if actual purchases or results differ from its estimates but over the life of the contract would be the same. Short-term incentives are recognized as a reduction to cost of sales over the course of the annual agreement and are not recorded as reductions to inventory.

Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the accompanying consolidated balance sheets. Management’s estimate of the portion of deferred revenue that will be realized within one year of the balance sheet date has been included in other current liabilities in the accompanying consolidated balance sheets. Total deferred revenue is $22,584 and $17,046 at October 5, 2002 and December 29, 2001. Earned amounts that are receivable from vendors are included in receivables, net on the accompanying consolidated balance sheets.

Effective December 31, 2000, the Company changed its method of accounting for unrestricted cooperative advertising funds received from certain vendors to recognize these payments as a reduction to the cost of inventory acquired from these vendors. Previously, these funds were accounted for as a reduction to selling, general and administrative expenses as advertising expense was incurred. The new method was adopted to better align the reporting of these payments with the Company’s and the vendors’ use of these payments as reductions to the price of inventory acquired from the vendors. The effect of the change for the forty weeks ended October 5, 2001 was to decrease income from continuing operations by $3,680, or $0.13 per diluted share. The effect of the change for the fiscal year ended December 29, 2001 was to increase income from continuing operations by $358, or $0.01 per diluted share. The cumulative effect of retroactive application of the change on the year ended December 29, 2001 was to reduce income before extraordinary item by approximately $2,065, net of $1,360 income tax, or $0.07 per share. The pro forma amounts shown on the statement of operations have been adjusted for the effect of retroactive application of the new method on net income and related income taxes for all periods presented.

Pre-opening Expenses

Pre-opening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense incurred was approximately $57,519 and $49,636 for the forty week periods ended October 5, 2002 and October 6, 2001, respectively. Advertising expense incurred was approximately $56,698, $53,658 and $65,524 in fiscal 2001, 2000 and 1999, respectively.

Merger and Integration Costs

As a result of the Western merger and the Discount acquisition, the Company incurred, and will continue to incur through fiscal 2003 in connection with the Discount acquisition, costs related to, among other things, overlapping administrative functions and store conversions that have been expensed as incurred. These costs are presented as expenses associated with merger and integration in the accompanying statements of operations.

Warranty Costs

The Company’s vendors are primarily responsible for warranty claims. Warranty costs relating to merchandise and services sold under warranty, which are not covered by vendors’ warranties, are estimated based on the Company’s historical experience and are recorded in the period the product is sold.

Revenue Recognition and Trade Receivables

The Company recognizes merchandise revenue at the point of sale to a retail customer and point of shipment to a wholesale customer, while service revenue is recognized upon performance of service. The majority of sales are made for cash; however, the Company extends credit to certain commercial customers through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider on a limited recourse basis. The Company provides an allowance for doubtful accounts on receivables sold with recourse based upon factors related to credit risk of specific customers, historical trends and other information. This arrangement is accounted for as a secured borrowing. Receivables and the related secured borrowings under the private label credit card were $19,171 and $16,400 at October 5, 2002 and December 29, 2001, respectively, and are included in accounts receivable and other current liabilities, respectively, in the accompanying consolidated balance sheets. Additionally, at October 5, 2002 and December 29, 2001, Discount had $2,518 and $3,457, respectively, in trade receivables under their commercial credit program.

Change in Accounting Estimate

In July of fiscal 2000, the Company adopted a change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis. The effect on operations for fiscal 2000 was to increase depreciation expense by $2,458 for fiscal 2000. At October 5, 2002 and December 29, 2001, the effected assets were fully depreciated.

Earnings Per Share of Common Stock

Basic earnings per share of common stock has been computed based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share of common stock reflects the increase

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

in the weighted-average number of common shares outstanding assuming the exercise of outstanding stock options, calculated using the treasury stock method. There were 124 average outstanding stock options considered antidilutive for either part or all of the forty week periods and not included in the calculation of diluted net income (loss) per share for the forty week period ended October 5, 2002. There were 350, 509, 1,566 and 230 antidilutive options for the forty weeks ended October 6, 2001 and the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively.

Hedge Activities

On September 25, 2002, the Company entered into a hedge agreement in the form of a zero-cost collar, which protects the Company from interest rate fluctuations in the LIBOR rate on $150 million of the Company’s variable rate debt under its senior credit facility. The collar consists of an interest rate ceiling at 4.5% and an interest rate floor of 1.56% for a term of twenty-four months. Under this hedge, the Company will continue to pay interest at prevailing rates plus any spread, as defined by the senior credit facility, but will be reimbursed for any amounts paid on the LIBOR rate, in excess of the ceiling. Conversely, the Company will be required to pay the financial institution that originated the collar if the LIBOR rate is less than the floor.

In accordance with Statement of Financial Accounting Standard, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the fair value of the hedge arrangement is recorded as an asset or liability in the accompanying consolidated balance sheet at October 5, 2002. The Company has assumed no ineffectiveness in this hedge and plans to use the “matched terms” accounting method as provided by Derivative Implementation Group, or DIG, Issue No. G20, “Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge”. Under this method, the Company will include all adjustments to fair value in other comprehensive income (loss) caption of stockholders’ equity on the consolidated balance sheet. Any amounts received or paid under this hedge will be recorded in the statement of operations as earned or incurred.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning as of December 31, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. For the forty week period ended October 6, 2001, the Company had amortization expense of approximately $296, related to existing goodwill of $3,426 at October 6, 2001. For fiscal year 2001, the Company had amortization expense of approximately $444 related to existing goodwill of $3,251 at December 29, 2001. Such amortization has been eliminated upon adoption of SFAS No. 142. The Company implemented SFAS No. 142 during the first quarter of 2002. The implementation had no material impact on the Company’s financial position or the results of its operations.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal year 2003. The Company does not expect SFAS No. 143 to have a material impact on its financial position or the results of operations.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 retains the basic provisions from both SFAS 121 and APB 30, but includes changes to improve financial reporting and comparability among entities. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 with no material effect on its financial position or the results of its operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” As a result of rescinding FASB Statement No. 4, “Reporting Gains Losses from Extinguishment of Debt,” gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. This statement also amends FASB Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Additional amendments include changes to other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The Company will adopt the provisions of SFAS No. 145 during the first quarter of fiscal 2003. For the forty weeks ended October 5, 2002, the Company recorded extraordinary losses on the extinguishment of debt, net of tax, of $8,694. Accordingly, reclassifications of these losses to income from continuing operations will be made throughout fiscal 2003 to maintain comparability for the reported periods.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date an entity commits to an exit plan. The statement is effective for exit and disposal activities entered into after December 31, 2002. The Company does not expect adopting this statement will have a material impact on its financial position or the results of its operations.

Reclassifications

Certain items in the financial statements for fiscal 2001, 2000 and 1999 and for the forty weeks ended October 6, 2001 have been reclassified to conform with the 2002 presentation.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

3.    Acquisitions:

Discount Acquisition

On November 28, 2001, the Company acquired 100% of the outstanding common stock of Discount Auto Parts, Inc., or Discount. Discount’s shareholders received $7.50 per share in cash plus 0.2577 shares of Advance common stock for each share of Discount common stock. The Company issued 4,310 shares of Advance common stock to the former Discount shareholders, which represented 13.2% of the Company’s total shares outstanding immediately following the acquisition.

Discount was the fifth largest specialty retailer of automotive parts, accessories and maintenance items in the United States with 671 stores in six states, including the leading market position in Florida, with 437 stores. The Discount acquisition further solidified the Company’s leading market position throughout the Southeast. The Company also expects to achieve ongoing purchasing savings and savings from the optimization of the combined distribution networks and the reduction of overlapping administrative functions as we convert the Discount stores to Advance stores.

In connection with the Discount acquisition, the Company issued an additional $200,000 face value of 10.25% senior subordinated notes and entered into a new senior credit facility that provides for (1) a $180,000 tranche A term loan facility and a $305,000 tranche B term loan facility and (2) a $160,000 revolving credit facility (including a letter of credit sub-facility). Upon the closing of the Discount acquisition, the Company used $485,000 of borrowings under the new senior credit facility and net proceeds of $185,600 from the sale of the senior subordinated notes to, among other things, pay the cash portion of the acquisition consideration, repay all amounts outstanding under the Company’s then-existing credit facility, repay all outstanding indebtedness of Discount and purchase Discount’s Gallman distribution facility from the lessor.

In accordance with SFAS No. 141, the acquisition has been accounted for under the purchase method of accounting and was effective for accounting purposes on December 2, 2001. Accordingly, the results of operations of Discount for the period from December 2, 2001 are included in the accompanying consolidated financial statements. The purchase price has been allocated to the assets acquired and liabilities assumed based upon estimates of fair values. The initial purchase price allocation resulted in excess fair value over the purchase price of $75,724, and was allocated proportionately as a reduction to certain noncurrent assets, primarily property and equipment. During the forty weeks ended October 5, 2002, the Company reduced the excess fair value by $18,709 due to purchase accounting adjustments primarily made to adjust the fair market value of certain inventory and equipment and the related deferred income tax effects. The purchase price was $481,624 (including acquisition costs incurred during the forty weeks ended October 5, 2002 of $647), which primarily consisted of the issuance of 4,310 shares of Advance common stock and 575 options to purchase shares of Advance common stock, cash consideration for $7.50 per share and the “in the money” stock options of $128,479, repayment of Discount’s existing debt and prepayment penalties of $204,711 and the purchase of Discount’s Gallman distribution facility from the lessor for $34,062. The cost assigned to the 4,310 shares of common stock is $106,025 and was determined based on the market price of Discount’s common stock on the approximate announcement date of the acquisition. The cost assigned to the 575 options to purchase common stock is $1,104 and was determined using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 3.92%; (ii) an expected life of two years; (iii) a volatility factor of 40%; (iv) a fair value of common stock of $24.60; and (v) expected dividend yield of zero. The following table summarizes the amounts assigned to assets acquired and liabilities assumed at the date of the acquisition, including additional purchase accounting adjustments through October 5, 2002.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

December 2, 2001
Current Assets:
Cash and cash equivalents	$6,030
Receivables, net	16,599
Inventories	178,703
Other current assets	35,143
Property and equipment	325,337
Assets held for sale	38,546
Other Assets (a)	9,891

Total assets acquired	610,249
Current Liabilities:
Bank overdrafts	(15,470)
Accounts payable	(58,852)
Current liabilities (b)	(53,098)
Other long-term liabilities (b)	(1,205)

Total liabilities assumed	(128,625)

Net assets acquired	$481,624

(a)	Includes $1,652 assigned to the Discount trade dress with a useful life of approximately 3 years.
(b)	Includes restructuring liabilities established in purchase accounting of approximately $11,397 for severance and relocation costs, facility and other exit costs.

Total acquisition costs related to the transaction were approximately $9,451. During the forty weeks ended October 5, 2002 and the fiscal year ended December 29, 2001, the Company also incurred $26,442 and $4,854, respectively, of merger and integration and merger-related restructuring expenses. These expenses represent non-recurring costs associated with integrating the Discount operations.

In addition to the acquisition costs, the Company incurred $20,803 of costs and fees, of which $20,140 has been recorded as deferred debt issuance costs and $663 as stock issuance costs related to registering shares in connection with the Discount acquisition.

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place at the beginning of the applicable period:

	Forty Weeks Ended 2001	Years Ended
		2001	2000
Net sales	$2,475,541	$3,144,694	$2,928,036
Income before extraordinary item	43,631	26,011	33,858

Income before extraordinary item per basic share	$1.34	$0.80	$1.04
Income before extraordinary item per diluted share	$1.32	$0.78	$1.03

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The pro forma amounts give effect to certain adjustments, including changes in interest expense, depreciation and amortization and related income tax effects. These amounts are based on certain assumptions and estimates and do not reflect any benefit from economies that might be achieved from combined operations. Additionally, these results include the non-recurring items separately disclosed in the accompanying consolidated statements of operations. The pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the Discount acquisition occurred on the date indicated, or which may result in the future.

Trak Acquisition

On July 23, 2002, the Company announced that it had received bankruptcy court approval to acquire certain assets of Trak Auto Corporation, or Trak, including the leases on 55 stores in Virginia, Washington, D.C. and Maryland. The closing of the acquisition occurred July 26, 2002, although the legal transfer and conversion of these stores will take place through the end of November 2002. On September 20, 2002, the Company agreed to acquire two additional Trak stores. Under these agreements, the Company will pay up to $16,000 to purchase inventory and fixtures for all the acquired stores. The acquisition will be accounted for under the purchase method of accounting and, accordingly, each store’s results of operations will be included in the Company’s financial records from the date each store is transferred to the Company. As of October 5, 2002, the Company had taken ownership and converted 22 of the 57 stores, assumed the respective lease obligations and had paid $2,764 for inventory and fixtures.

Carport Acquisition

On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc., or Carport. The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport’s operations. The acquisition has been accounted for under the purchase method of accounting and, accordingly, Carport’s results of operations have been included in the Company’s consolidated statement of operations since the acquisition date.

The purchase price of $21,533 has been allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,695 in goodwill, of which $444 was amortized during fiscal 2001.

4.    Closed Store and Restructuring Liabilities:

The Company’s restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken as a result of mergers and acquisitions, including the fiscal 1998 merger with Western Auto Supply Company, or Western, and the fiscal 2001 acquisitions of Carport and Discount. The Company recognizes a provision for future obligations at the time a decision is made to close a facility, primarily store locations. The provision for closed facilities includes the present value of the remaining lease obligations, reduced by the present value of estimated revenues from subleases, and management’s estimate of future costs of insurance, property tax and common area maintenance. The Company uses discount rates ranging from 6.5% to 7.7%. Expenses associated with the ongoing restructuring program are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. From time to time these estimates require revisions that affect the amount of the recorded liability. The effect of these changes in estimates is netted with new provisions and included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Closed Store Liabilities

During the forty weeks ended October 5, 2002, the Company closed or relocated nine of the 12 stores identified in fiscal 2001 as not meeting profitability objectives and decided to close or relocate 49 additional stores that did not meet profitability objectives, 28 of which were closed at October 5, 2002. As part of the integration of Discount, the Company has closed substantially all of the Advance Auto Parts stores that were identified in overlapping markets with certain Discount Auto Parts stores at December 29, 2001.

In connection with the Western merger and the Discount acquisition, the Company assumed the restructuring reserves related to the acquired operations. As of October 5, 2002, these restructuring reserves relate primarily to ongoing lease obligations for closed store locations.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Other Exit Costs	Total
Balance, January 2, 1999	$682	$14,773	$15,455
New provisions	—	1,307	1,307
Change in estimates	—	(1,249)	(1,249)
Reserves utilized	(664)	(4,868)	(5,532)

Balance, January 1, 2000	$18	$9,963	$9,981
New provisions	—	1,768	1,768
Change in estimates	—	(95)	(95)
Reserves utilized	(18)	(4,848)	(4,866)

Balance, December 30, 2000	$—	$6,788	$6,788
New provisions	475	8,285	8,760
Change in estimates	—	11	11
Reserves utilized	(475)	(5,441)	(5,916)

Balance, December 29, 2001	$—	$9,643	$9,643
New provisions	—	3,212	3,212
Change in estimates	—	386	386
Reserves utilized	—	(4,479)	(4,479)

Balance, October 5, 2002	$—	$8,762	$8,762

As of October 5, 2002, these accruals represent the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements. This liability, along with those associated with mergers and acquisitions, is recorded in accrued expenses (current portion) and other long-term liabilities (long-term portion) in the accompanying consolidated balance sheets.

Restructuring Associated with Mergers and Acquisitions

As a result of the Western merger, the Company established restructuring reserves in connection with the decision to close certain retail stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain team members of Western. Additionally, the Carport acquisition resulted in

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

restructuring reserves for closing certain acquired stores not expected to meet long-term profitability objectives and the termination of certain administrative team members. At October 5, 2002, the remaining liabilities associated with these activities primarily relate to the settlement of facility exit costs.

As of the date of the Discount acquisition, management formalized a plan to close certain Discount Auto Parts stores in overlapping markets or stores not meeting the Company’s profitability objectives, to relocate certain Discount administrative functions to the Company’s headquarters and to terminate certain management, administrative and support team members of Discount. During the forty weeks ended October 5, 2002, the Company reduced its purchase price liabilities for severance and relocation costs by $2,715, primarily for voluntary terminations and certain Discount team members that accepted positions with the Company. The Company also reduced its liabilities for store and other exit costs, previously recorded in purchase accounting, by $1,042 as a result of executing lease buyouts or subleases. At October 5, 2002, 107 Discount stores were closed, 105 of which were closed during the first three quarters of fiscal 2002. The Company has substantially completed the closure of Discount Auto Parts stores in overlapping markets. Additionally, the Company has finalized its plan for termination of Discount team members and expects to terminate the last team members in 2003. Additional liabilities for severance, relocation, store and other facility exit costs may result in an adjustment to the purchase price.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Relocation	Other Exit Costs	Total
Balance, January 2, 1999	$7,738	$838	$13,732	$22,308
Purchase accounting adjustments	3,630	(137)	(1,833)	1,660
Reserves utilized	(7,858)	(701)	(4,074)	(12,633)

Balance, January 1, 2000	$3,510	$—	$7,825	$11,335
Purchase accounting adjustments	—	—	(1,261)	(1,261)
Reserves utilized	(3,510)	—	(2,767)	(6,277)

Balance, December 30, 2000	$—	$—	$3,797	$3,797
Purchase accounting adjustments	9,292	611	3,606	13,509
Reserves utilized	(837)	—	(2,500)	(3,337)

Balance, December 29, 2001	$8,455	$611	$4,903	$13,969
Purchase accounting adjustments	(2,496)	(219)	(1,042)	(3,757)
Reserves utilized	(3,422)	(281)	(1,187)	(4,890)

Balance, October 5, 2002	$2,537	$111	$2,674	$5,322

Other exit cost liabilities will primarily be settled over the remaining terms of the underlying lease agreements.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

5.    Receivables:

Receivables consist of the following:

	October 5, 2002	December 29, 2001
Trade:
Wholesale	$9,015	$8,965
Retail	21,688	19,857
Vendor	94,024	55,179
Installment	16,031	15,430
Related parties	931	812
Employees	617	683
Other	847	2,668

Total receivables	143,153	103,594
Less: Allowance for doubtful accounts	(11,196)	(9,890)

Receivables, net	$131,957	$93,704

6.    Inventories, net

Inventories are stated at the lower of cost or market. Inventory quantities are tracked through a perpetual inventory system. The Company uses a cycle counting program to ensure the accuracy of the perpetual inventory quantities and establishes reserves for estimated shrink based on historical accuracy of the cycle counting program. Cost was determined using the last-in, first-out, or LIFO, method for approximately 90% of inventories at October 5, 2002 and December 29, 2001, and the first-in, first-out, or FIFO, method for remaining inventories. An actual valuation of inventory under the LIFO method can only be made at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected fiscal year-end inventory levels and costs. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory, at FIFO, at October 5, 2002 and December 29, 2001, were $67,192 and $69,398, respectively. The nature of the Company’s inventory is such that the risk of obsolescence is minimal. In addition, the Company has historically been able to return excess items to the vendor for credit. The Company does provide reserves where less than full credit will be received for such returns and where the Company anticipates that items will be sold at retail for prices that are less than recorded cost. Inventories consist of the following:

	October 5, 2002	December 29, 2001
Inventories at FIFO	$1,021,405	$935,181
Adjustments to state inventories at LIFO	56,983	46,819

Inventories at LIFO	$1,078,388	$982,000

Replacement cost approximated FIFO cost at October 5, 2002 and December 29, 2001.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

During the fourth quarter of fiscal 2001, the Company recorded a non-recurring expense of $10,493 ($9,099 in gross profit and $1,394 in selling, general and administrative expenses) related to the Company’s supply chain initiatives. These initiatives will reduce the Company’s overall inventory investment as a result of only offering selective products in specific store locations or regions. The gross profit charges relates primarily to restocking and handling fees associated with inventory identified for return to the Company’s vendors. Additionally, the general and administrative expenses included costs associated with the relocation of certain equipment from a distribution facility closed as part of these initiatives.

7.    Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of operations.

Depreciation of land improvements, buildings, furniture, fixtures and equipment, and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of building and leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

Property and equipment consists of the following:

	Estimated Useful Lives	October 5, 2002	December 29, 2001
Land and land improvements	0 - 10 years	$179,357	$170,780
Buildings	40 years	208,527	199,304
Building and leasehold improvements	10 - 40 years	96,943	91,338
Furniture, fixtures and equipment	3 - 12 years	482,757	433,518
Vehicles	2 - 10 years	31,688	32,047
Other		11,597	23,499

		1,010,869	950,486
Less: Accumulated depreciation and amortization		(292,517)	(239,204)

Property and equipment, net		$718,352	$711,282

Depreciation and amortization expense was $71,455 and $53,629 for the forty weeks ended October 5, 2002 and October 6, 2001, respectively. Depreciation and amortization expense was $70,745, $66,826 and $58,147 for the fiscal years ended 2001, 2000 and 1999, respectively. The Company capitalized approximately $1,481 and $17,862 of primarily third party costs incurred in the development of internal use computer software during the forty weeks ended October 5, 2002 and October 6, 2001 and $19,699, $9,400 and $561 during fiscal years 2001, 2000 and 1999, respectively.

8.    Assets Held for Sale

The Company applies SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

lower of the carrying amount or the fair market value less selling costs. At October 5, 2002 and December 29, 2001, the Company’s assets held for sale were $38,569 and $60,512, respectively, primarily consisting of real property acquired in the Western merger and Discount acquisition.

During fiscal 2001, the Company recorded an impairment charge of $12,300, to reduce the carrying value of certain non-operating facilities to their estimated fair market value. $4,700 of the charge represents the write-down of a closed distribution center acquired as part of the Western merger included in the Wholesale segment. $4,600 represents the reduction in carrying value of the former Western Auto corporate office also acquired in the Western merger. The facility, which is held in the Wholesale segment, consists of excess space not required for the Company’s current needs. The remaining $3,000 represents a reduction to the carrying value of a recently closed distribution center in Jeffersonville, Ohio, held in the Retail segment, that was identified for closure as part of the Company’s supply chain review. The carrying value for these properties included in assets held for sale was $8,900 and $13,800 at October 5, 2002 and December 29, 2001, respectively. The reduction in these book values represents the Company’s best estimate of fair market value based on recent marketing efforts to attract buyers for these properties.

During fiscal 2000, the Company also recorded an impairment related to the Western Auto corporate office space. The impairment charge of $856 reduced the carrying value to $8,000.

9.    Other Assets:

As of October 5, 2002 and December 29, 2001, other assets include deferred debt issuance costs of $15,554 and $25,790, respectively (net of accumulated amortization of $5,523 and $3,597, respectively), relating primarily to the financing in connection with the Discount acquisition and the fiscal 1998 recapitalization. Such costs are being amortized over the term of the related debt (5 years to 11 years). Other assets also include the non-current portion of deferred income tax assets.

10.    Accrued Expenses:

Accrued expenses consist of the following:

	October 5, 2002	December 29, 2001
Payroll and related benefits	$78,989	$58,656
Restructuring and closed store liabilities	7,529	15,879
Warranty	15,955	21,587
Other	121,209	80,096

Total accrued expenses	$223,682	$176,218

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

11.    Other Long-term Liabilities:

Other long-term liabilities consist of the following:

	October 5, 2002	December 29, 2001
Employee benefits	$21,504	$22,152
Restructuring and closed store liabilities	6,555	7,733
Other	12,618	6,388

Total other long-term liabilities	$40,677	$36,273

12.    Long-term Debt:

Long-term debt consists of the following:

	October 5, 2002	December 29, 2001
Senior Debt:
Tranche A, Senior Secured Term Loan at variable interest rates (4.56% at October 5, 2002), due November 2006	$89,611	$180,000
Tranche B, Senior Secured Term Loan at variable interest rates (7.00% at December 29, 2001), repaid June 2002	—	305,000
Tranche C, Senior Secured Term Loan at variable interest rates (4.38% at October 5, 2002), due November 2007	249,873	—
Revolving facility at variable interest rates (4.56% at October 5, 2002), due November 2006	—	10,000
McDuffie County Authority taxable industrial development revenue bonds, issued December 31, 1997, interest due monthly at an adjustable rate established by the Remarketing Agent (1.92% at October 5, 2002), principal due on November 1, 2002 (repaid subsequent to October 5, 2002)	10,000	10,000
Subordinated Debt:
Senior subordinated notes payable, interest due semi-annually at 10.25%, due April 2008	166,200	169,450
Senior subordinated notes payable, interest due semi-annually at 10.25%, due April 2008, face amount of $179,115 less unamortized discount of $11,531 and $14,087 at October 5, 2002 and December 29, 2001, respectively	167,584	185,913
Senior discount debentures, interest at 12.875%, due April 2009, face amount of $95,550 less unamortized discount of $6,050 and $16,626 at October 5, 2002 and December 29, 2001, respectively (subordinate to Senior Debt)	89,500	95,374

	772,768	955,737
Less: Current portion of long-term debt	(11,542)	(23,715)

Long-term debt, excluding current portion	$761,226	$932,022

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Senior Debt:

During the forty weeks ended October 5, 2002, the Company repaid a portion of its tranche A and tranche B term loan facilities and refinanced the remaining portion of its tranche B term loan facility under its existing senior credit facility by amending and restating the credit facility to add a new $250,000 tranche C term loan facility. The borrowings under the tranche C term loan facility were used to refinance the tranche B term loan facility. The tranche B term loan facility was initially issued for $305,000 in fiscal 2001 in connection with the Discount acquisition and had a balance of $265,000 prior to the refinancing. In conjunction with the extinguishment of this debt, the Company wrote-off deferred financing costs in accordance with Emerging Issues Task Force Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”. The write-off of these costs are classified as an extraordinary loss of $5,155, net of $3,268 income taxes, in the accompanying consolidated statements of operations. At October 5, 2002, the credit facility provided for (1) $339,484 in term loans, consisting of a $89,611 tranche A term loan facility and a $249,873 tranche C term loan facility and (2) $160,000 under a revolving credit facility (which provides for the issuance of letters of credit with a sublimit of $35,000). As of October 5, 2002, the Company had no borrowings outstanding under the revolving credit facility and had $27,265 in letters of credit outstanding, which reduced availability under the credit facility to approximately $132,735.

The amended tranche A term loan facility amortization schedule currently reflects required repayments of $1,549 on May 31, 2003, $7,804 on November 30, 2003, $12,418 in May and November 2004 and $13,956 each May and November during 2005 and 2006 through maturity on November 30, 2006. Under the amended credit facility, the tranche C term loan facility requires scheduled repayments of $2,183 semi-annually beginning November 30, 2003 through May 31, 2007, and the Company will be required to pay the remaining balance at maturity on November 30, 2007.

The interest rates on the tranche A term loan facility, the revolving credit facility and tranche C term loan facility are based, at the Company’s option, on either an adjusted LIBOR rate, plus a margin, or an alternate base rate, plus a margin. The interest rates under the tranche A term loan facility, the revolving credit facility and the tranche C term loan facility are subject to adjustment according to pricing grids based upon the Company’s leverage ratio (as defined in the Company’s credit facility). The initial margins for the tranche A term loan facility and the revolving credit facility are 3.50% and 2.50% per annum for the adjusted LIBOR rate and alternate base rate borrowings, respectively, and can step down incrementally to 2.25% and 1.25% per annum, respectively, if the Company’s leverage ratio is less than 2.00 to 1.00. The initial margins for the tranche C term loan facility are 2.5% and 1.5% per annum for the adjusted LIBOR rate and alternative base rate borrowings, respectively, and can step down to 2.25% and 1.25% per annum, respectively, if the Company’s leverage ratio is less than 2.00 to 1.00. The initial margins for the tranche C term loan facility can step up to a maximum of 3.00% and 2.00% per annum, respectively, if the Company’s leverage ratio is greater than 3.50 to 1.00. Subsequent to October 5, 2002, the Company applied for a reduction in the rates based on the Company’s leverage ratio being 1.95 to 1.00 at October 5, 2002. A commitment fee of 0.50% per annum will be charged on the unused portion of the revolving credit facility, payable quarterly in arrears.

Borrowings under the senior credit facility are required to be prepaid, subject to certain exceptions, with (1) 50% of the Excess Cash Flow (as defined in the senior credit facility) unless the Company’s Leverage Ratio at the end of any fiscal year is 2.0 or less, in which case 25% of Excess Cash Flow for such fiscal year will be required to be repaid, (2) 100% of the net cash proceeds of all asset sales or other dispositions of property by the

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Company and its subsidiaries, subject to certain exceptions (including exceptions for reinvestment of certain asset sale proceeds within 270 days of such sale and certain sale-leaseback transactions), and (3) 100% of the net proceeds of certain issuances of debt or equity by the Company and its subsidiaries. The Company was required to make an Excess Cash Flow prepayment of $228 for fiscal 2001 in first quarter of fiscal 2002 under the then current credit facility.

Voluntary prepayments and voluntary reductions of the unutilized portion of the revolving credit facility are permitted in whole or in part, at the Company’s option, in minimum principal amounts specified in the senior credit facility, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments under the tranche A term loan facility and the tranche C term loan facility will (1) generally be allocated among those facilities on a pro rata basis (based on the then outstanding principal amount of the loans under each facility) and (2) within each such facility, be applied to the installments under the amortization schedule within the following 12 months under such facility and all remaining amounts will be applied pro rata to the remaining amortization payments under such facility.

The senior credit facility is guaranteed by the Company and by each of its existing domestic subsidiaries and will be guaranteed by all future domestic subsidiaries. The senior credit facility is secured by a first priority lien on substantially all, subject to certain exceptions, of the Company’s properties and assets and the properties and assets of its existing domestic subsidiaries (including Discount and its subsidiaries) and will be secured by the properties and assets of its future domestic subsidiaries. The senior credit facility contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (1) declare dividends or redeem or repurchase capital stock, (2) prepay, redeem or purchase debt, (3) incur liens or engage in sale-leaseback transactions, (4) make loans and investments, (5) incur additional debt (including hedging arrangements), (6) engage in certain mergers, acquisitions and asset sales, (7) engage in transactions with affiliates, (8) change the nature of the Company’s business and the business conducted by our subsidiaries and (9) change the holding company status of Advance. The Company is required to comply with financial covenants with respect to a maximum leverage ratio, a minimum interest coverage ratio, a minimum current assets to funded senior debt ratio, a maximum senior leverage ratio and maximum limits on capital expenditures.

On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued to construct a distribution center. Proceeds of the bond offering were fully expended during fiscal 1999. These industrial development revenue bonds currently bear interest at a variable rate, with a one-time option to convert to a fixed rate, and are secured by a letter of credit. Subsequent to October 5, 2002, the Company repaid the indebtedness in full.

Subordinated Debt:

The 1998 Senior Subordinated Notes, or the Notes, and the 2001 Senior Subordinated Notes, or the New Notes, are both unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes and New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. The New Notes accrete at an effective yield of 11.875% less cash interest of 10.250% through maturity in April 2008. As of October 5, 2002 and December 29, 2001, the New Notes have been accreted by $1,474 and $309, respectively, with corresponding interest expense of $1,165 and $309 for the forty weeks ended October 5, 2002 and fiscal year ended December 29, 2001, respectively.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Upon the occurrence of a change of control, each holder of the Notes and the New Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes and New Notes at an offering price in cash equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

The Notes and the New Notes contain various non-financial restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to issue preferred stock, repurchase stock and incur certain indebtedness, engage in transactions with affiliates, pay dividends or certain other distributions, make certain investments and sell stock of subsidiaries.

During the forty weeks ended October 5, 2002, the Company repurchased and retired a portion of the Notes and New Notes at prices ranging from 106 to 107 percent on the total face value purchased of $24,135. Additionally, during the third quarter of fiscal 2002, the Company repurchased and retired a portion of the Notes and New Notes at prices ranging from 106 to 107 percent on the total face value purchased of $3,505. The premiums paid and the write-off of the related deferred financing costs are classified as an extraordinary loss of $2,383, net of $1,511 income taxes, in the accompanying consolidated statements of operations.

During fiscal 2000, the Company repurchased on the open market $30,550 face value of Notes at a price ranging from 81.5 to 82.5 percent of their face value. Accordingly, the Company recorded a gain related to the extinguishment of this debt of $2,933, net of $1,759 provided for income taxes and $868 for the write off of the associated deferred debt issuance costs.

The Discount Debentures, or the Debentures, are subordinated to substantially all of the Company’s other liabilities. The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. The Debentures accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $95,550 by April 15, 2003. Cash interest will not accrue on the Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15. As of October 5, 2002, the Debentures have been accreted by $29,484 with corresponding interest expense of $8,969 and $8,417 recognized for the forty weeks ended October 5, 2002 and October 6, 2001, respectively. As of December 29, 2001, the Debentures have been accreted by $35,357 with corresponding interest expense of $11,159, $9,853 and $8,700 recognized for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000.

Upon the occurrence of a change of control, each holder of the Debentures will have the right to require the Company to purchase the Debentures at a price in cash equal to 101 percent of the accreted value thereof plus liquidated damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. As Advance may not have any significant assets other than capital stock of Stores (which is pledged to secure Advance’s obligations under the senior credit facility), the Company’s ability to purchase all or any part of the Debentures upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from Stores or its subsidiaries. The senior credit facility, the Notes and the New Notes have certain restrictions for Stores with respect to paying dividends and making any other distributions.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The Debentures contain certain non-financial restrictive covenants that are similar to the covenants contained in the Notes and the New Notes.

During the forty weeks ended October 5, 2002, the Company also repurchased and retired a portion of the Debentures at prices approximating 100 percent of the total face value purchased of $16,450. The premiums paid and the write-off of the related deferred financing costs are classified as an extraordinary loss of $1,155, net of $734 income taxes, in the accompanying consolidated statements of operations.

As of October 5, 2002, the Company was in compliance with the covenants of the senior credit facility, the Notes, the New Notes and Debentures. Substantially all of the net assets of the Company’s subsidiaries are restricted at October 5, 2002.

The aggregate future annual maturities of long-term debt, net of the unamortized discount related to the Notes, New Notes and the Debentures, are as follows:

2002	$11,542
2003	9,851
2004	28,892
2005	31,951
2006	31,951
Thereafter	658,581

$772,768

13.    Stockholder Subscription Receivables:

The Company established a stock subscription plan in fiscal 1998, which allows certain directors, officers and key team members of the Company to purchase shares of common stock. The plan requires that the purchase price of the stock equal the fair market value at the time of the purchase and allows fifty percent of the purchase price to be executed through the delivery of a full recourse promissory note. The notes provide for annual interest payments, at the prime rate (4.75% at October 5, 2002), with the entire principal amount due in five years. As of October 5, 2002 and December 29, 2001, outstanding stockholder subscription receivables were $1,819 and $2,676, respectively, and are included as a reduction to stockholders’ equity in the accompanying consolidated balance sheets.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

14.    Income Taxes:

Provision (benefit) for income taxes for the forty week periods ended October 5, 2002 and October 6, 2001 (unaudited) and the fiscal years ended 2001, 2000 and 1999 consists of the following:

	Current	Deferred	Total
Forty weeks ended October 5, 2002
Federal	$(93)	$34,146	$34,053
State	310	6,907	7,217

	$217	$41,053	$41,270

Forty weeks ended October 6, 2001 (unaudited)
Federal	$8,504	$11,680	$20,184
State	510	1,162	1,672

	$9,014	$12,842	$21,856

2001
Federal	$13,822	$(964)	$12,858
State	513	(2,059)	(1,546)

	$14,335	$(3,023)	$11,312

2000
Federal	$8,005	$976	$8,981
State	1,847	(293)	1,554

	$9,852	$683	$10,535

1999
Federal	$(1,913)	$(6,535)	$(8,448)
State	1,979	(6,115)	(4,136)

	$66	$(12,650)	$(12,584)

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

	Forty Weeks Ended 2002	Forty Weeks Ended 2001	Fiscal Years Ended
			2001	2000	1999
		(unaudited)
Income (loss) before extraordinary items and cumulative effect of a change in accounting principle at statutory U.S. federal income tax rate	$37,195	$18,993	$9,976	$9,507	$(13,269)
State income taxes, net of federal income tax benefit	4,691	1,087	(1,005)	896	(2,688)
Nondeductible interest & other expenses	559	665	1,067	1,010	1,125
Valuation allowance	(219)	340	44	914	596
Puerto Rico dividend withoholding tax	—	—	—	—	150
Other, net	(956)	771	1,230	(1,792)	1,502

	$41,270	$21,856	$11,312	$10,535	$(12,584)

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

	October 5, 2002	December 29, 2001
Deferred income tax assets	$57,236	$70,116
Deferred income tax liabilities	(53,096)	(38,020)

Net deferred income tax assets	$4,140	$32,096

The Company incurred financial reporting and tax losses in 1999 primarily due to integration and interest costs incurred as a result of the fiscal 1998 Western merger and the 1998 recapitalization. At October 5, 2002 and December 29, 2001, the Company has cumulative net deferred income tax assets of $4,140 and $32,096, respectively. The gross deferred income tax assets also include federal and state net operating loss carryforwards, or NOLs, of approximately $8,179. These NOLs may be used to reduce future taxable income and expire periodically through fiscal year 2020. The Company believes it will realize these tax benefits through a combination of the reversal of temporary differences, projected future taxable income during the NOL carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of certain deferred tax assets for NOLs in various jurisdictions, the Company recorded a valuation allowance of $1,335 as of October 5, 2002 and $1,554 as of December 29, 2001. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

Temporary differences which give rise to significant deferred income tax assets (liabilities) are as follows:

	October 5, 2002	December 29, 2001
Current deferred income taxes—
Inventory valuation differences	$(26,265)	$(18,783)
Accrued medical and workers compensation	9,588	7,233
Accrued expenses not currently deductible for tax	15,545	26,753
Net operating loss carryforwards	2,119	3,916
Minimum tax credit carryforward (no expiration)	5,132	5,599

Total current deferred income taxes	$6,119	$24,718

Long-term deferred income taxes—
Property and equipment	$(26,281)	$(19,237)
Postretirement benefit obligation	7,332	8,013
Amortization of bond discount	13,120	12,076
Net operating loss carryforwards	6,060	2,680
Valuation allowance	(1,335)	(1,554)
Other, net	(875)	5,400

Total long-term deferred income taxes	$(1,979)	$7,378

These amounts are recorded in other current assets, other current liabilities and other assets in the accompanying consolidated balance sheets, as appropriate.

The Company currently has four years that are open to audit by the Internal Revenue Service. In addition, various state and foreign income tax returns for several years are open to audit. In management’s opinion, any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

Additionally, the Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management’s opinion, any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

15.    Lease Commitments:

The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements that extend through 2024, some of which are with related parties. Certain terms of the related-party leases are more favorable to the landlord than those contained in leases with non-affiliates.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

At October 5, 2002, future minimum lease payments due under non-cancelable operating leases are as follows:

	Other (a)	Related Parties (a)	Total
2002	$36,604	$906	$37,510
2003	138,932	3,447	142,379
2004	123,885	2,537	126,422
2005	105,611	2,240	107,851
2006	87,996	1,764	89,760
Thereafter	394,839	447	395,286

	$887,867	$11,341	$899,208

(a)	The Other and Related Party columns include stores closed as a result of the Company’s restructuring plans.

At October 5, 2002 and December 29, 2001, future minimum sub-lease income to be received under non-cancelable operating leases is $8,309 and $8,935, respectively.

Net rent expense for forty weeks ended October 5, 2002 and October 6, 2001 and the fiscal years ended 2001, 2000 and 1999 was as follows:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Minimum facility rentals	$107,082	$92,905	$122,512	$112,768	$103,807
Contingent facility rentals	901	699	811	1,391	2,086
Equipment rentals	4,583	1,552	2,341	1,875	3,831
Vehicle rentals	5,055	4,955	6,339	6,709	4,281

	117,621	100,111	132,003	122,743	114,005
Less: sub-lease income	(2,435)	(1,942)	(2,558)	(1,747)	(1,085)

	$115,186	$98,169	$129,445	$120,996	$112,920

Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses, which are recorded on a straight-line basis. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

Rental payments to related parties of approximately $3,085, $3,143, $3,824, $3,921 and $3,998 for the forty weeks ended October 5, 2002 and October 6, 2001, and fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively, are included in net rent expense.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

16.    Installment Sales Program:

A subsidiary of the Company maintains an in-house finance program, which offers financing to retail customers. Finance charges of $2,984 and $2,523 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the forty weeks ended October 5, 2002 and October 6, 2001, respectively. Finance charges of $3,343, $3,063 and $2,662 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The cost of administering the installment sales program is included in selling, general and administrative expenses.

17.    Subsequent Events:

On November 1, 2002, the Company filed a registration statement on Form S-3 with the United States Securities and Exchange Commission to register the sale of 9,442,331 shares of its common stock, of which 8,596,937 shares will be offered by certain selling stockholders and 858,394 shares will be offered by the Company and one of the selling stockholders to cover over-allotments of shares, if any. The Company will not receive any of the proceeds from the shares sold in the offering by the selling stockholders.

Additionally, on November 1, 2002, the Company purchased $10,000 of indebtedness under the McDuffie County Authority industrial revenue bonds, from which the proceeds were used to construct one of the Company’s distribution centers. The Company has leased this facility since its opening in 1999. Upon repayment of this indebtedness, the Company also exercised its option to purchase the distribution center for a nominal amount. Subsequent to the end of the third quarter, the Company also repurchased and retired $8,500 in face value of the 10.25% senior subordinated notes.

18.    Contingencies:

In the case of all known contingencies, the Company accrues for an obligation, including estimated legal costs, when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position with respect to accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

In March 2000, the Company was notified it has been named in a lawsuit filed on behalf of independent retailers and jobbers against the Company and others for various claims under the Robinson-Patman Act. On October 18, 2001, the court denied, on all but one count, a motion by the Company and other defendants to dismiss this lawsuit. The discovery phase of the litigation has commenced (including with respect to the Company). The Company continues to believe that the claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter cannot be ascertained at this time.

In January 1999, the Company was notified by the United States Environmental Protection Agency, or EPA, that Western Auto and other parties may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970s and 1980s. The EPA has indicated the total cleanup for this site will be approximately

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

$1,600. This matter has since been settled for an amount not material to the Company’s financial position or results of operations.

Sears, Roebuck and Co. , or Sears, has agreed to indemnify the Company for certain other litigation and environmental matters of Western that existed as of the Western merger date. The Company recorded a receivable from Sears of approximately $2,685 relating to certain environmental matters that had been accrued by Western as of the Western merger date. During the first quarter of 2001, the Company received notification from Sears that certain of these matters have been settled. Accordingly, the Company reversed $2,500 of the previously recorded $2,685 receivable due from Sears and reduced the corresponding environmental liability. Additionally, as of the Western merger date, Sears has agreed to indemnify partially the Company for up to 5 years for certain additional environmental matters that may arise relating to the period prior to the Western merger. The Company’s maximum exposure during the indemnification period for certain matters covered in the Western merger agreement is $3,750.

In November 1997 a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. In September 2001, the court granted the Company’s motion for summary judgement and dismissed all claims against the Company in this matter. The period for appeal has not expired. The Company believes it has no liability for such claims and intends to defend them vigorously. In addition, three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving a team member of the Company. This matter has since been settled with no impact to the Company’s financial position or results of operations.

In October 2000, a vendor repudiated a long-term purchase agreement entered into with the Company in January 2000. The Company filed suit against the vendor in November of fiscal 2000 to recover monetary damages. Based on consultation with the Company’s legal counsel, management believed the purchase agreement was entered into in good faith and it was highly probable that the Company would prevail in its suit. Therefore, the Company recorded a gain of $3,300, which represented actual damages incurred through December 30, 2000, as a reduction of cost of sales in the accompanying consolidated statement of operations for the year ended December 30, 2000. Related income taxes and legal fees of $1,300 were also recorded in the accompanying consolidated statement of operations for the year ended December 30, 2000. During the first quarter of fiscal 2001, the Company reached a settlement with this vendor and recorded a net gain of $8,300 as a reduction to cost of sales in the accompanying consolidated statement of operations for the forty weeks ended October 6, 2001.

The Company is also involved in various other claims and lawsuits arising in the normal course of business. The damages claimed against the Company in some of these proceedings are substantial. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management’s opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company’s financial position or results of operations.

The Company is self-insured with respect to workers’ compensation and health care claims for eligible active team members. In addition, the Company is self-insured for general and automobile liability claims. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

insurance provider. The cost of self-insurance claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information becomes available.

The Company has entered into employment agreements with certain team members that provide severance pay benefits under certain circumstances after a change in control of the Company or upon termination of the team member by the Company. The maximum contingent liability under these employment agreements is approximately $10,294 and $10,231 at October 5, 2002 and December 29, 2001, respectively.

19.    Related Party Transactions:

Under the terms of a shared services agreement, Sears provided certain services to the Company, including payroll and payable processing for Western, among other services through the third quarter of fiscal year 1999. The Company and Sears have entered into agreements that provide for the Western stores to continue to purchase, at normal retail prices, and carry certain Sears branded products during periods defined in the agreements. The Company purchased directly from the manufacturers of Sears branded products of approximately $4,502 and $4,595 for the forty weeks ended October 5, 2002 and October 6, 2001. The Company purchased directly from the manufacturers of Sears branded products of approximately $4,600, $9,200 and $13,500 for the fiscal year ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. The Company is also a first-call supplier of certain automotive products to certain Sears Automotive Group stores. Additionally, Sears arranged to buy from the Company certain products in bulk for its automotive centers through January 1999. These transactions are completed at the Company’s normal retail prices. These amounts are included in net sales to Sears in the following table and have been negotiated based on the fair values of the underlying transactions.

The following table presents the related party transactions with Sears for the forty week periods ended October 5, 2002 and October 6, 2001 and the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000 and as of October 5, 2002 and December 29, 2001:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net sales to Sears	$5,453	$5,929	$7,535	$7,487	$5,326
Credit card fees expense	195	271	339	405	348
Shared services revenue	—	—	—	—	2,286
Shared services expense	—	—	—	—	887

	October 5, 2002	December 29, 2001
Receivables from Sears	$931	$812
Payables to Sears	1,322	1,220

In September 2001, the Company loaned a member of the Board of Directors $1,300. In June 2002, the board member repaid the loan in full. This loan was evidenced by a full recourse promissory note bearing interest at prime rate, payable annually, and was due in full in five years from its inception. Payment of the promissory

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

note was secured by a stock pledge agreement that granted the Company a security interest in all shares of common stock owned by the board member under the Company’s stock subscription plan.

20.    Benefit Plans:

401(k) Plan

The Company maintains a defined contribution team member benefit plan, which covers substantially all team members after one year of service. The plan allows for team member salary deferrals, which are matched at the Company’s discretion. The Company’s contributions were $5,108 and $3,940 for the forty week periods ended October 5, 2002 and October 6, 2001, respectively and $5,238 in fiscal 2001, $5,245 in fiscal 2000, and $4,756 in fiscal 1999. All team members covered under the Discount plan were included in the Company’s plan effective May 31, 2002.

The Company also maintains a profit sharing plan covering Western team members that was frozen prior to the Western Merger on November 2, 1998. This plan covered all full-time team members who had completed one year of service and had attained the age of 21 on the first day of each month. All team members covered under this plan were included in the Company’s plan on October 5, 2002.

Deferred Compensation

The Company maintained an unfunded deferred compensation plan established for certain key team members of Discount prior to the acquisition on November 28, 2001, which the Company terminated on May 31, 2002. The Company assumed the plan liability of $1,382 through the Discount acquisition. The Company has reflected this liability in accrued expenses in the accompanying consolidated balance sheets.

The Company maintains an unfunded deferred compensation plan established for certain key team members of Western prior to the fiscal 1998 Western merger. The Company assumed the plan liability of $15,253 through the Western merger. The plan was frozen at the date of the Western merger. As of October 5, 2002 and December 29, 2001, $2,973 and $4,291, respectively, was accrued with the current portion included in accrued expenses and the long-term portion in other long-term liabilities in the accompanying consolidated balance sheets.

Postretirement Plan

The Company provides certain health care and life insurance benefits for eligible retired team members. Team members retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, co-payment provisions and other limitations.

The estimated cost of retiree health and life insurance benefits is recognized over the years that the team members render service as required by SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions.” The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

In connection with the Western merger, the Company assumed Western’s benefit obligation under its postretirement health care plan. This plan was merged into the Company’s plan effective July 1, 1999.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The Company maintains the existing plan and the assumed plan covering Western team members. Financial information related to the plans was determined by the Company’s independent actuaries as of October 5, 2002, December 29, 2001 and December 30, 2000. The following provides a reconciliation of the accrued benefit obligation included in other long-term liabilities in the accompanying consolidated balance sheets and the funded status of the plan:

	Forty Weeks Ended 2002	Fiscal Years Ended
		2001	2000
Change in benefit obligation:
Benefit obligation at beginning of the year	$17,360	$22,082	$22,095
Service cost	364	326	451
Interest cost	953	1,584	1,532
Benefits paid	(2,442)	(2,842)	(2,826)
Actuarial (gain) loss	10,127	(3,790)	830

Benefit obligation at end of the period	26,362	17,360	22,082
Change in plan assets:
Fair value of plan assets at beginning of the year	—	—	—
Employer contributions	2,442	2,842	2,826
Benefits paid	(2,442)	(2,842)	(2,826)

Fair value of plan assets at end of period	—	—	—

Reconciliation of funded status:
Funded status	(26,362)	(17,360)	(22,082)
Unrecognized transition obligation	707	752	810
Unrecognized actuarial (gain) loss	6,551	(3,260)	530

Accrued postretirement benefit cost	$(19,104)	$(19,868)	$(20,742)

Net periodic postretirement benefit cost is as follows:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Service cost	$364	$251	$326	$451	$336
Interest cost	953	1,218	1,584	1,532	1,401
Amortization of the transition obligation	45	45	58	58	58
Amortization of recognized net (gains) losses	(69)	—	—	—	43

	$1,293	$1,514	$1,968	$2,041	$1,838

The postretirement benefit obligation was computed using an assumed discount rate of 6.75% for the forty weeks ended October 5, 2002 and 7.5% in 2001 and 2000. The health care cost trend rate was assumed to be 12.5% for 2002, 11.5% for 2003, 10.5% for 2004, 9.5% for 2005, 8.5% for 2006, 7.5% for 2007, and 5.0% to 7.0% for 2008 and thereafter.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

If the health care cost were increased 1% for all future years the accumulated postretirement benefit obligation would have increased by $1,756 as of October 5, 2002. The effect of this change on the combined service and interest cost would have been an increase of $84 for the forty weeks ended October 5, 2002.

If the health care cost were decreased 1% for all future years the accumulated postretirement benefit obligation would have decreased by $1,471 as of October 5, 2002. The effect of this change on the combined service and interest cost would have been a decrease of $77 for the forty weeks ended October 5, 2002.

The Company reserves the right to change or terminate the benefits or contributions at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

21.    Stock Options:

The Company maintains a senior executive stock option plan and an executive stock option plan, or the Option Plans, for key team members of the Company. The Option Plans provide for the granting of non-qualified stock options. All options terminate on the seventh anniversary of the grant date. Shares authorized for grant under the senior executive and the executive stock option plans are 1,710 and 3,600, respectively, at October 5, 2002.

The Company has historically maintained three types of option plans; Fixed Price Service Options, or Fixed Options, Performance Options, or Performance Options, and Variable Option plans, or Variable Options. The Fixed Options vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. During the fourth quarter of fiscal 2001, the board of directors approved an amendment to the Performance Options and the Variable Options. The amendment accelerated the vesting of the Performance Options by removing the variable provisions under the plan and established a fixed exercise price of $18.00 per share for the Variable Options. As a result of the increase in the Company’s stock price and the above amendment, the Company recorded a one-time expense of $8,611 in fiscal 2001 to record the associated compensation expense.

Additionally, as a result of the Discount acquisition, the Company converted all outstanding stock options of Discount with an exercise price greater than $15.00 per share to options to purchase the Company’s common stock. The Company converted 575 options from the executive stock option plan at a weighted-average exercise price of $38.89 per share. These options will terminate on the tenth anniversary of the original option agreement between Discount and the team member and as of October 5, 2002, had a weighted-average contractual life of four years. At October 5, 2002, all Discount shares were exercisable and had a range of exercise prices of $31.77 to $59.18. The fair value of the 575 converted options to purchase the Company’s common stock was included in the purchase price of Discount.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

As a result of the recapitalization in fiscal 1998, an existing stockholder received stock options to purchase up to 500 shares of common stock. The stock options are fully vested, nonforfeitable and provide for a $10.00 per share exercise price, increasing $2.00 per share annually, through the expiration date of April 2005.

Total option activity was as follows:

	Forty Weeks Ended
	2002		2001		2000		1999
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Fixed Price Service Options
Outstanding at beginning of year	2,438	$24.52	1,610	$18.95	297	$14.79	105	$10.00
Granted	537	42.00	343	21.00	1,336	19.80	230	16.82
Converted options in connection with Discount acquisition	—	—	575	38.89	—	—	—	—
Exercised	(356)	31.26	(62)	35.07	—	—	—	—
Forfeited	(31)	41.61	(28)	17.29	(23)	14.55	(38)	13.90

Outstanding at end of period	2,588	$27.04	2,438	$24.52	1,610	$18.95	297	$14.78

Variable Price Service Options
Outstanding at beginning of year	295	$18.00	297	$15.00	329	$15.00	397	$15.00
Granted	—	—	—	—	—	—	—	—
Exercised	(182)	18.00	—	—	—	—	—	—
Forfeited	(1)	18.00	(2)	15.00	(32)	15.00	(68)	15.00

Outstanding at end of period	112	$18.00	295	$18.00	297	$15.00	329	$15.00

Performance Options
Outstanding at beginning of year	295	$10.00	297	$10.00	329	$10.00	397	$10.00
Granted	—	—	—	—	—	—	—	—
Exercised	(191)	10.00	—	—	—	—	—	—
Forfeited	—	10.00	(2)	10.00	(32)	10.00	(68)	10.00

Outstanding at end of period	104	$10.00	295	$10.00	297	$10.00	329	$10.00

Other Options
Outstanding at beginning of year	500	$16.00	500	$14.00	500	$12.00	500	$10.00
Granted	—	—	—	—	—	—	—	—
Exercised	—	—	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—	—	—

Outstanding at end of period	500	$16.00	500	$16.00	500	$14.00	500	$10.00

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

All of the Variable, Performance and Other options were exercisable as of October 5, 2002 and had remaining contractual lives of 2.5 years. Additional information related to the Fixed options by range of exercise prices is as follows:

	Number of Shares Outstanding	Weighted-Average Exercise Price of Outstanding Shares	Weighted-Average Remaining Contractual Life of Outstanding Shares (in years)	Number of Shares Exercisable	Weighted-Average Exercise Price of Exercisable Shares
$10.00–$19.99	742	$16.52	4.3	538	$16.40
$20.00–$29.99	1,034	22.02	4.8	576	22.22
$30.00–$39.99	99	35.81	5.4	99	35.81
$40.00–$49.99	603	42.37	6.0	70	45.21
$50.00–$59.99	110	53.33	4.9	110	53.33

	2,588	$27.04	5.0	1,393	$24.54

Options and all of the other options were exercisable at a weighted average exercise price of $14.07.

During fiscal 2000, the Company granted options at an exercise price of $16.82, which equaled the fair market value determined by the board of directors, and $20.00 and $25.00, which exceeded the then determined fair market value. The weighted-average fair value of options granted at $16.82 was $1.44. The options granted at $20.00 and $25.00 had no fair value on the grant date. During fiscal 2001, the Company granted 343 options at an exercise price of $21.00, the fair value at the date of the grant as determined by the board of directors. The fair value of the options granted at $21.00 was $13.53. During the forty weeks ended October 5, 2002, the Company granted 537 options at an exercise price of $42.00, which was the market price of the Company’s stock on the date of grant. The fair value of the options granted during the forty weeks ended October 5, 2002 was $9.14.

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for its stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB No. 25. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s common stock at the measurement date over the exercise price. Accordingly, the Company has not recognized compensation expense on the issuance of its Fixed Options because the exercise price equaled the fair market value of the underlying stock on the grant date. The excess of the fair market value per share over the exercise price per share for the Performance Options and Variable Options was recorded as outstanding stock options included in additional paid-in capital. The Company recorded compensation expense related to the Performance Options and Variable Options of $11,735 (including the one-time charge discussed above), and $729 in non-cash stock option compensation expense in the accompanying consolidated statements of operations for the fiscal years ended December 29, 2001, and December 30, 2000, respectively. No compensation expense was required to be recognized in the forty weeks ended October 5, 2002.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The following information is presented as if the Company elected to account for compensation cost related to the stock options using the fair value method as prescribed by SFAS No. 123:

	Forty Weeks Ended		Fiscal Years Ended
	2002	2001	2001	2000	1999
		(unaudited)
Net income (loss):
As reported	$56,400	$33,229	$11,442	$19,559	$(25,326)
Pro-forma	$54,556	$35,337	$8,747	$19,674	$(24,842)

Net income (loss) per basic share:
As reported	$1.62	$1.17	$0.40	$0.69	$(0.90)
Pro-forma	$1.57	$1.25	$0.31	$0.70	$(0.88)

Net income (loss) per diluted share:
As reported	$1.57	$1.16	$0.39	$0.68	$(0.90)
Pro-forma	$1.51	$1.23	$0.30	$0.69	$(0.88)

For the above information, the fair value of each option granted in the forty weeks ended October 5, 2002 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) weighted average risk-free interest rate of 4.45%; (ii) weighted-average expected life of options of four years; (iii) expected dividend yield of zero and (iv) volatility of 17%.

For the above information, the fair value of each option granted in fiscal 2001 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) weighted average risk-free interest rate of 2.89%; (ii) weighted-average expected life of options of three years; (iii) expected dividend yield of zero and (iv) volatility of 60%.

For the above information, the fair value of each option granted in fiscal 2000 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of life of options of two and three years and (ii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing these options.

For the above information, the fair value of each option granted in fiscal 1999 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of life of options of two and three years and (ii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing these options.

22.    Fair Value of Financial Instruments:

The carrying amount of cash and cash equivalents, receivables, bank overdrafts, accounts payable, borrowings secured by receivables and current portion of long-term debt approximates fair value because of the short maturity of those instruments. The carrying amount for variable rate long-term debt approximates fair value

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

for similar issues available to the Company. The fair value of all fixed rate long-term debt was determined based on current market prices, which approximated $459,380 (carrying value of $423,285) and $457,804 (carrying value of $450,737) at October 5, 2002 and December 29, 2001, respectively.

23.    Segment and Related Information:

The Company has the following operating segments: Advance, Retail and Wholesale. Advance has no operations but holds certain assets and liabilities. Retail consists of the retail operations of the Company, operating under the trade name “Advance Auto Parts” and “Discount Auto Parts” in the United States and “Western Auto” in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers and franchisees primarily operating under the “Western Auto” trade name.

The financial information for fiscal 2000 and 1999 has been restated to reflect the operating segments described above. Prior to January 1, 2000, management received and used financial information at the Advance Stores and consolidated Western levels. The Advance Stores segment consisted of the “Advance Auto Parts” retail locations and the Western segment consisted of the “Western Auto” retail locations and wholesale operations described above. The accounting policies of the reportable segments are the same as those of the Company.

The financial information for fiscal 2000 and 1999 has not been restated to reflect the change in accounting policy related to cooperative advertising funds. Had the new policy been applied in fiscal 2000 and 1999, gross profit and income before provision for income taxes and extraordinary item in the Retail segment would have been $829,475 and $39,393, respectively, in fiscal 2000 and $739,563 and a loss of $21,722, respectively, in fiscal 1999. The application of the new accounting policy to the Wholesale segment would not be material.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

	Forty Weeks Ended
	Advance	Retail	Wholesale	Eliminations	Totals
October 5, 2002(a)
Net sales(c)	$—	$2,514,945	$70,521	$—	$2,585,466
Gross profit	—	1,123,839	11,345	—	1,135,184
Operating (loss) income	(116)	164,098	4,167	—	168,149
Net interest expense	(9,061)	(51,777)	(1,070)	—	(61,908)
(Loss) income before (benefit) provision for income taxes and extraordinary item(d)	(9,176)	112,321	3,219	—	106,364
Extraordinary item, loss on debt extinguishment, net of $5,512 income taxes	(1,156)	(7,538)	—	—	(8,694)
Segment assets(d)	15,112	2,072,626	27,698	(32,233)	2,083,203
Depreciation and amortization	—	70,656	799	—	71,455
Capital expenditures	—	68,295	229	—	68,524

October 6, 2001 (unaudited)
Net sales(c)	$—	$1,855,687	$79,943	$—	$1,935,630
Gross profit	—	813,948	11,464	—	825,412
Operating income (loss)	—	99,653	(252)	—	99,401
Net interest expense	(8,480)	(34,369)	(1,636)	—	(44,485)
(Loss) income before (benefit) provision for income taxes(d)	(8,481)	65,304	(1,738)	—	55,085
Segment assets(d)	13,517	1,338,783	40,127	(20,714)	1,371,713
Depreciation and amortization	—	52,594	1,035	—	53,629
Capital expenditures	—	49,149	401	—	49,550

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

	Fiscal Years Ended
	Advance	Retail	Wholesale(b)	Eliminations	Totals
2001(a)
Net sales(c)	$—	$2,419,746	$97,893	$—	$2,517,639
Gross profit	—	1,052,881	14,046	—	1,066,927
Operating income (loss)	—	97,475	(8,362)	—	89,113
Net interest expense	(11,245)	(47,686)	(1,882)	—	(60,813)
(Loss) income before (benefit) provision for income taxes, extraordinary item and change in accounting method(d)	(11,245)	50,323	(10,577)	—	28,501
Extraordinary item, loss on debt extinguishment, net of $2,424 income taxes	—	(3,682)	—	—	(3,682)
Change in accounting method, net of $1,360 income taxes	—	(2,065)	—	—	(2,065)
Segment assets(d)	14,247	1,911,026	26,877	(1,535)	1,950,615
Depreciation and amortization	—	69,927	1,304	—	71,231
Capital expenditures	—	63,327	368	—	63,695

2000(a)
Net sales(c)	$—	$2,167,308	$120,714	$—	$2,288,022
Gross profit	—	881,012	14,883	—	895,895
Operating income	—	91,590	1,199	—	92,789
Net interest expense	(9,871)	(51,684)	(4,141)	—	(65,696)
(Loss) income before (benefit) provision for income taxes and extraordinary item(d)	(9,871)	39,626	(2,594)	—	27,161
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	2,933	—	—	2,933
Segment assets(d)	10,556	1,307,839	49,421	(11,456)	1,356,360
Depreciation and amortization	—	65,625	1,201	—	66,826
Capital expenditures	—	70,493	73	—	70,566

1999(a)(e)
Net sales(c)	$—	$2,017,425	$189,520	$—	$2,206,945
Gross profit	—	791,985	10,847	—	802,832
Operating income (loss)	—	29,517	(9,282)	—	20,235
Net interest expense	(8,717)	(50,789)	(2,654)	—	(62,160)
Loss before benefit for income taxes(d)	(8,717)	(21,272)	(7,921)	—	(37,910)
Segment assets(d)	13,036	1,266,199	78,753	(9,359)	1,348,629
Depreciation and amortization	—	53,296	4,851	—	58,147
Capital expenditures	—	97,000	8,017	—	105,017

(a)	Amounts include non-recurring expenses separately disclosed in the accompanying statement of operations.
(b)
During fiscal 1999, certain assets, liabilities and the corresponding activity related to the Parts America store operations and a distribution center were transferred to the Retail segment through a dividend to Retail. Additionally, throughout fiscal 2000, the Company transferred certain assets to the Retail segment related to the Western Auto retail operations in Puerto Rico and the Virgin Islands.

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

(c)
For the forty weeks ended October 5, 2002 and October 6, 2001, total net sales include approximately $378,000 and $268,000, respectively, related to revenues derived from commercial sales. For fiscal years 2001, 2000, and 1999, total net sales include approximately $403,000, $356,000 and $245,000, respectively, related to revenues derived from commercial sales.

(d)	Excludes investment in and equity in net earnings or losses of subsidiaries.
(e)	Fiscal 1999 results of operations do not reflect the allocation of certain shared expenses to the Wholesale segment. During fiscal 2000, Management adopted a method for allocating shared expenses.

24.    Quarterly Financial Data (unaudited):

The following table summarizes quarterly financial data for the forty weeks ended October 5, 2002:

Forty Week Period Ended October 5, 2002	First	Second	Third
Net Sales	$1,004,087	$792,717	$788,662
Gross Profit	436,508	349,014	349,662
Income before extraordinary item	12,871	23,565	28,658
Net income	12,096	15,941	28,363
Basic income per share:
Before extraordinary item	$0.38	$0.67	$0.80
Net income	0.36	0.45	0.80
Diluted income per share:
Before extraordinary item	$0.36	$0.64	$0.77
Net income	0.34	0.44	0.77

The above forty weeks ended 2002 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third
Expenses associated with merger and integration	10,223	7,520	8,174
Expenses associated with merger-related restructuring	342	109	74

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

The following table summarizes quarterly financial data for fiscal years 2001 and 2000:

2001	First	Second	Third	Fourth
Net Sales	$729,359	$607,478	$598,793	$582,009
Gross Profit	311,450	257,228	256,734	241,515
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	3,873	14,124	15,232	(16,040)
Net income (loss)	3,873	14,124	15,232	(21,787)
Basic income (loss) per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.14	$0.50	$0.54	$(0.54)
Net income (loss)	0.14	0.50	0.54	(0.73)
Diluted income (loss) per share:
Before extraordinary item and cumulative effect of change in accounting principle	$0.14	$0.49	$0.53	$(0.54)
Net income (loss)	0.14	0.49	0.53	(0.73)

The above fiscal 2001 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third	Fourth
Expenses associated with supply chain initiatives—gross profit	$—	$—	$—	$9,099
Expenses associated with supply chain initiatives—selling, general and administrative expense	—	—	—	1,394
Impairment of assets held for sales	1,600	—	—	10,700
Expenses associated with merger-related restructuring	—	—	—	3,719
Expenses associated with merger and integration	—	—	—	1,135
Non-cash stock option compensation expense	1,109	233	1,520	8,873
Non-recurring gain from the settlement of a vendor contract	(8,300)	—	—	—

ADVANCE AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Forty Weeks Ended October 5, 2002 and October 6, 2001 (unaudited) and
Fiscal Years Ended December 29, 2001, December 30, 2000 and January 1, 2000
(in thousands, except per share data and per store data)

2000	First	Second	Third	Fourth
Net Sales	$677,582	$557,650	$552,138	$500,652
Gross Profit	258,975	216,533	223,903	196,484
(Loss) income before extraordinary item	(956)	10,381	9,507	(2,306)
Net (loss) income	(956)	10,381	12,440	(2,306)
Basic (loss) income per share:
Before extraordinary item	$(0.03)	$0.37	$0.34	$(0.08)
Net (loss) income	(0.03)	0.37	0.44	(0.08)
Diluted (loss) income per share:
Before extraordinary item	$(0.03)	$0.36	$0.33	$(0.08)
Net (loss) income	(0.03)	0.36	0.44	(0.08)

The above fiscal 2000 quarterly information includes non-recurring gains and losses by quarter as follows:

	First	Second	Third	Fourth
Non-cash stock option compensation expense	$352	$249	$(66)	$194
Impairment on assets held for sale	—	—	—	856
Non-recurring gain from the settlement of a vendor contract	—	—	—	(3,300)

Results of operations for the fiscal year ended 2000 do not reflect the Company’s change in accounting principle related to cooperative advertising funds. Fiscal 2000 results of operations on a pro forma basis for this change are as follows:

2000	First	Second	Third	Fourth
(Loss) income before extraordinary item	$(3,714)	$10,766	$10,789	$(1,450)
Net (loss) income	(3,714)	10,766	13,722	(1,450)
Basic (loss) income per share:
Before extraordinary item	$(0.13)	$0.38	$0.38	$(0.05)
Net (loss) income	(0.13)	0.38	0.48	(0.05)
Diluted (loss) income per share:
Before extraordinary item	$(0.13)	$0.38	$0.38	$(0.05)
Net (loss) income	(0.13)	0.38	0.48	(0.05)